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                                                                    EXHIBIT 99.1


                            [Equity Inns Letterhead]



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EQUITY INNS ANNOUNCES OFFERING OF SERIES B
CUMULATIVE PREFERRED STOCK

    GERMANTOWN, Tenn., July 11, 2003 -- Equity Inns, Inc. (NYSE:ENN), today announced that it has priced an offering of 3,000,000 shares of 8.75% Series B Cumulative Preferred Stock (liquidation preference of $25 per share). The Series B Preferred Stock may be redeemed at par at the election of the Company on or after August 11, 2008. These securities have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Company. The offering is expected to close on August 11, 2003.

    The Company granted the underwriters an overallotment option to purchase 450,000 additional shares of the Series B Preferred Stock, which is exercisable within 30 days after closing.

    Net proceeds from the issuance, excluding any proceeds from the overallotment, will be approximately $72.3 million. The Company will use approximately $68.8 million to redeem the Company's 9 1/2% Series A Preferred Stock and the balance to repay a portion of outstanding borrowings under the Company's line of credit.

    An application has been filed to list the Series B Preferred Stock on the New York Stock Exchange under the symbol ENN PrB.

    The book running manager for this offering is Friedman Billings Ramsey. Co-managers are A.G. Edwards & Sons, Inc., BB&T Capital Markets, and Stifel, Nicolaus & Company, Incorporated.

    This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such other jurisdiction. Copies of the prospectus relating to this offering, when available, may be obtained from Friedman Billings Ramsey, Prospectus Department, (telephone 703-312-9588).

    About Equity Inns

    Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The company owns 95 hotels with 12,210 rooms located in 34 states. For more information about Equity Inns, visit the company's Web site at www.equityinns.com.


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    Forward Looking Statements

    Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. Such risks and uncertainties include, but are not limited to, the following: the ability of the company to cope with domestic economic and political disruption and Federal and state governmental regulation of war, terrorism, states of emergency or similar activities resulting from the terrorist attacks occurring on September 11, 2001; the ability of the company to successfully implement its operating strategy; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the company. From time to time, these and other risks are discussed in the company's filing with the Securities and Exchange Commission.

    CONTACT:             Equity Inns, Inc.
                         Howard Silver, 901/754-7774
                         Or
                         Integrated Corporate Relations, Inc.
                         Brad Cohen, 203/222-9013 ext. 238